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                                                                   EXHIBIT 10.45


June 20, 2001 (Amended, July 2, 2001)

Steven Rubinow
1344 Waukegan Rd.
Northbrook, IL. 60062

Dear Steve,

      This letter acknowledges that you and the company have decided to terminate your employment from NextCard, Inc. (the "Company"), and sets out the terms of the Termination Agreement, which the Company is prepared to enter into with you. Together with your Employee Confidential Information and Inventions Agreement,this letter constitutes the entirety of your agreement with the Company. Please refer to your Employee Confidential Information and Inventions Agreement for a statement of your continuing obligations of confidentiality.

      1. You hereby resign all offices and positions with NextCard and all related subsidiaries or affiliates, effective June 11, 2001. Your employment and all positions you have held with the Company will be deemed terminated effective that day. You acknowledge receipt of all wages due, including any accrued Vacation/PTO balance, through June 11, 2001.

      2. As of June 11, 2001, pursuant to the 1997 NextCard Stock Plan you are vested in the following options:

            (a) Options to purchase 26,833 `Restricted' shares of NextCard, Inc. at ten cents ($0.10) per share from your Option Grant SP-1;

            (b) Options to purchase 37,500 shares of NextCard, Inc. at $15.6875 per share from your Option Grant #737.

            Those options are subject to and may be exercised consistent with the terms of your respective Stock Option Agreements. The exercise period for these options is within 90 days of your termination date, June 11, 2001. You acknowledge that you have no other rights to options, or other securities under the 1997 NextCard Stock Plan, or under any agreement for stock options, and that any other grants made to you in such agreements were unvested as of June 11, 2001, and therefore will not vest and are forfeited and released.

      3. In consideration for the agreements set forth herein, the Company agrees to pay you a separation benefit, to which you are not otherwise entitled, as follows:

            (a) You will receive an amount equal to six (6) months of your regular gross wages, less taxes and applicable deductions, and these amounts will be paid in installments over six (6 months) beginning with the first full payroll cycle after your signed agreement becomes effective (as provided in Section 1.9.7, below), with additional payments consistent with the standard Company payroll process and schedule.

            (b) If you elect COBRA coverage under the company's medical and dental group plans, the company will pay for the cost of such coverage through January 31, 2002.



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            (c)   You retain as your personal property, the company issued
                  laptop computer, an IBM A20.

      4. If, during the period ending one year after the Effective Date of this Agreement, you have not become employed by, rendered services to, become associated with, created, or invested in (other than investments in public companies at the level of not more than 1%) any "Designated Competitive Business", and you have not breached any other provisions of this Agreement, including those set out below, under "Terms of the Agreement", then NextCard will issue to you or your estate immediately exercisable warrants to purchase the following amounts of Company stock:

            (a) to purchase the remaining unvested portions of your Grant SP-1, which is 42,167 shares of stock in the Company, at $0.10 per share, fully vested, subject to the usual conditions that such warrants are issued by NextCard. (specifics as to conditions?)

            (b) to purchase the unvested portions of your Grants #1423 and #1621, which would have otherwise vested on June 22, 2001 (but for the termination of your employment), and which total 112,500 shares of stock at an average price of $8.4766 per share, subject to the usual conditions that such warrants are issued by NextCard.

            The exercise period for these warrants will be 90 days from date of issuance to you. For purposes of this provision a "Designated Competitive Business" is limited to the following: (i) businesses whose primary purpose involves the extension or the direct marketing of consumer credit (but in the case of employment or rendering of services, only to the extent that your employment or rendering of services actively involves the consumer credit side of such a business); (ii) development of internet based payment systems, including any business which has, as a primary focus of its business, internet-based person to person payments or electronic bill presentment or payment; (iii) electronic banking; (iv) electronic wallet companies. At your request, NextCard, in its sole discretion, may agree in writing that your employment by or rendering of service to, association with, creation of, or investment in a particular entity will be excluded from the definition of "Designated Competitive Business," for purposes of this Paragraph. To receive warrants pursuant to this provision, you will be required to certify under oath that you have complied with the requirements stated above, and in response to requests by NextCard, to provide information about the identity of your employer other activities during the one (1) year period adequate to permit NextCard to verify your compliance.

            Payments made pursuant to this Agreement will be delivered to you by U.S. Mail at your last address of record with the Company, commencing on the next regular payroll date after the effective date of this Agreement, as defined below, contingent on your signing of the agreement. All payments shall be subject to all required or permitted payroll deductions based upon information on file with the Company at the time of your separation. Such payments are reportable to the Internal Revenue Service, and you will be responsible for all tax consequences to you relating to such payments, and agree to hold the Company harmless, and indemnify the Company for any liabilities, costs and attorneys fees associated with any claim against the company related to your tax liabilities or claimed tax liabilities. TO RECEIVE THE BENEFITS STATED ABOVE, YOU AGREE TO THE FOLLOWING:



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TERMS OF THE AGREEMENT

      1.1 You accept the payments and benefits provided to you under this Agreement as a full and complete settlement, payment and satisfaction of, and you hereby fully and completely release, any and all claims you may have or assert against the Company and/or its employees, directors and agents (the "Released Parties"), whether known or unknown, asserted or unasserted, against any of the Released Parties arising out of your employment with the Company or the termination of that employment, or any other matter whatsoever based on any fact or circumstance existing as of the effective date of this Agreement, including (without limitation) all claims against any Released Party under any federal, state, or local discrimination or employment law (including the National Labor Relations Act, Title VII, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Fair Labor Standards Act, the California Labor Code, and all state wage and hour laws), all claims for vested or unvested securities or options, express or implied contract, any state or federal Constitutional provision, any government regulations, any tort, and any statute or the common law of the United States or any state.

      1.2 You agree that other than a claim to the California Employment Development Department for unemployment benefits, you shall neither file nor benefit from any legal action, agency charge, suit or claim against the Company or its employees, directors or agents brought by any person or persons arising out of your employment with the Company or the termination of that employment, including any suit or claim under any federal, state or local discrimination law, and you waive and release any right to any remedy in any action or agency proceeding involving any of the claims released in this Agreement, all of which are deemed fully satisfied and paid. This paragraph is material and the essence of this Agreement and, if you violate it, you will forfeit all benefits you receive under this Agreement, and agree to reimburse the Company for any payments, liabilities or losses, including attorneys' fees and costs, it may incur because of your violation.

      1.3   You agree that you have read and are familiar with the terms of
            Section 1542 of the Civil Code of California, which provides:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor."

            You agree that any rights accorded under Section 1542 or any similar statute or common law of any other state are hereby waived to the full extent that they may be lawfully waived.

      1.4 You represent and agree that you have not assigned, transferred (by operation of law or



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            otherwise) or encumbered any claim herein released to any third party, and that no third party has any such claim; and that you have full right and authority, without the consent of any other person or entity, to enter into and give effect to this Agreement. You agree to hold harmless and indemnify each of the Released Parties for any claim based on your assignment, transfer or encumbrance prohibited by this paragraph.

      1.5 You agree not to disclose this Agreement or the existence of this Agreement or its terms to any person (other than your immediate family and legal or financial advisors) without prior written approval from the Company, unless required by law. You acknowledge that you have been given the opportunity to consult with family and advisors of your choice regarding this Agreement. Should you elect to take advantage of this opportunity, you will obtain such advisors' agreement to keep confidential the existence of this Agreement and its terms, and any disclosure of facts or information prohibited by this paragraph by such family and advisors shall be deemed a disclosure by you. This provision is material to the Company, a violation of which discharges the Company's payment obligations, but all release provisions shall survive.

      1.6 As noted in the opening paragraph, you have important and continuing obligations to the Company which you have undertaken in the Employee Confidential Information and Inventions Agreement ("Agreement"), executed by you at the outset of your employment with the Company, as well as similar obligations imposed by law. For example, you acknowledge that you have had access to certain confidential and proprietary information concerning the company's customers, employees, business, and other matters of concern to the Company that the Company holds in confidence. In order to protect the Company's important and legitimate interests, you agree that you will not disclose, use, or allow to be used any such confidential and proprietary information without the prior written permission of the Company, and will use your best affirmative efforts to see that such information is not used or disclosed by other than the Company. Such information includes, but is not limited to, the Company's customer lists, customer information and preferences, employee data, employee and payroll information, business plans, marketing plans, pricing formulas or methods, cost calculations or estimations, profit margins, contracts with customers, agents, employees, and clients, any other contract, trade secrets, methods, processes, formulas, and the like which may have been designated or maintained as confidential from time to time by the Company.

      1.7 Each party agrees to make no public or voluntary statement (whether orally or in writing) disparaging of, or likely to damage the reputation of, the other (including, in the case of NextCard, any affiliate of NextCard, or any officer, director or employee of NextCard). Nothing in this Section is intended to require you or any officer, director or employee of NextCard to testify other than truthfully when testifying as required by law. Additionally, NextCard shall notify your manager and the human resources department that all reference requests concerning your future employment should be referred to John Hashman or to Human Resources.

      1.8 In addition, if you have not already done so, you agree to immediately return all property belonging to the Company including, but not limited to, company records, passwords, access codes, documents or other information, along with all copies, pagers, cellular phones, personal



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            computer equipment and software, automobiles, company credit cards and any other equipment or documents, including all copies thereof, belonging to the Company.

      1.9 You acknowledge that you have entered into this Agreement voluntarily and with full knowledge of its final and binding effect, and you specifically represent and acknowledge the following:

            1.9.1 You would not have been entitled to receive the separation benefits set forth above had you rejected this Agreement;

            1.9.2 You have carefully read this entire Agreement and understand all the terms of this Agreement, particularly the Release provisions;

            1.9.3 You have freely, voluntarily, and knowingly entered into this
                  Agreement;

            1.9.4 You may take up to twenty-one (21) days from the date of the
                  Agreement to consider this Agreement;

            1.9.5 You may revoke or cancel this Agreement within seven (7) days of signing it by delivering written notification to the Company's California Human Resources Department of a decision to revoke this Agreement;

            1.9.6 You understand that the written revocation notice referred to in paragraph 1.10.5 above must be sent to Julius Schillinger, NextCard, Inc, 595 Market Street, Suite 1800, San Francisco, CA 94105 and must be received by 5:00 p.m. at that address before the end of the seventh day after you sign this Agreement;

            1.9.7 Except for effective date of the termination of employment referenced in Paragraph 1, this Agreement shall only become effective after the seven-(7) day revocation period has expired. Notwithstanding anything else in this Agreement, if you deliver a proper notice of revocation after signing this Agreement, you agree to return to the Company any consideration received pursuant to this Agreement during the seven (7) day revocation period; except for effective date of the termination of employment referenced in Paragraph 1, this Agreement shall only become effective once it has been executed by all parties;

            1.9.8 You understand that this Agreement does not waive any rights or claims that may arise after the effective date of this Agreement; and

            1.9.9 You have not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement.

      Although your employment with NextCard will be deemed terminated as of the date indicated in Paragraph 1, above, the offer of the additional terms of this Agreement will remain open until July 12, 2001. If you have not signed and returned the document by that date, this offer will be deemed



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revoked and withdrawn. The written notification must be returned to Julius
Schillinger, NextCard, Inc., 595 Market St., Suite 1800, San Francisco, CA. 94105. Neither this Agreement nor the offer of this Agreement shall be considered any indication or admission of wrongdoing by the Company; it is offered in accordance with the policies underlying Federal Rules of Evidence, Rule 408, and California Evidence Code Section 1152 and shall not be admissible in any proceeding except a proceeding to enforce its terms.

      Except for the Employee Confidential Information and Inventions Agreement or any prior written agreement between the parties that is independent of your employment with the Company, this Agreement constitutes the complete understanding between you and the Company and supersedes any and all prior agreements or understandings, no matter their form, concerning your employment with the Company or the subject matter of this Agreement. No promises or agreements made by you and Company after this Agreement becomes effective shall be binding unless in writing and signed by you and an authorized Company officer. If any provision of this Agreement is ruled invalid or unenforceable, that provision shall be deemed excised and the remainder of the Agreement shall remain valid and enforceable, except that all of the Company's obligations under this Agreement are conditioned on the effectiveness of the releases set forth herein. This Agreement shall in all respects be governed, enforced and interpreted under the laws of the State of California as governs transactions occurring entirely in California between California residents, and any action related to your employment or this Agreement shall be conducted in the state or federal courts of San Francisco County, California, without objection based on personal jurisdiction, venue or convenience.

      In closing, we again wish to remind you of the important and continuing obligations to the Company which you have undertaken in the Employee Confidential Information and Inventions Agreement, executed by you at the outset of your employment with the Company, as well as similar obligations imposed by law. Because its proprietary information and trade secrets are of utmost importance to the Company, we will act vigorously to enforce those rights, should it ever become necessary.

      If this letter accurately sets forth our understanding, please date, sign and return this letter to Julius Schillinger in Human Resources by end of business (PDT) July 12, 2001.

Best Regards,

NextCard, Inc.                               ACCEPTED:


By: John Hashman, Chief Executive Officer
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    Printed Name/Title                       Printed Name


    -------------------------------------    -----------------------------------
    Signature                                Signature



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